Exhibit (11)(b)

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038

February 18, 2005

We hereby consent to the use of our legal opinion regarding the legality of issuances of shares and other matters filed as Exhibit 10 of Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A, filed April 20, 1994 (and incorporated by reference as Exhibit (11)(a) to this Registration Statement). In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulation of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP